EXHIBIT 99.1

Oxford Provides COVID-19 Update

ATLANTA, March 16, 2020 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE: OXM), which owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, in response to the global COVID-19 outbreak, today announced the temporary closure of all owned retail stores and restaurants in North America, effective March 17 through March 30.  The Company will continue to pay its retail and restaurant associates during this time. In addition, the Company has broadly implemented a strategy for associates in its corporate and brand offices to work remotely.  Tommy Bahama, Lilly Pulitzer and Southern Tide’s e-commerce websites remain open for business.

“Our priority is and will continue to be the health and well-being of our employees, customers and the communities in which we live and work,” commented Thomas C. Chubb III, Chairman and CEO. “Our businesses are well-prepared and able to execute changes as needed. We are highly confident that Oxford has the financial strength and flexibility to navigate these unprecedented events.”

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Safe Harbor

This press release includes statements that may constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995).  Forward-looking statements are not guarantees of performance, and actual results could differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect our results include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 2, 2019 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Telephone: E-mail:	Anne M. Shoemaker (404) 653-1455 InvestorRelations@oxfordinc.com